SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 21, 1998


                                    Citicorp

               (Exact name of registrant as specified in charter)

         Delaware                    1-5738                    13-2614988
(State or other jurisdiction  (Commission File Number)        (IRS Employer
       of incorporation)                                 Identification  Number)

               399 Park Avenue, New York, New York      10043
            (Address of principal executive offices)  (Zip Code)

               Registrant's telephone number,
               including area code:            (212) 559-1000

Item 5. Other Items
        -----------


Citicorp per share earnings of $2.23 rose 11%, Return on equity reached 21.7%

----------------------------------------------------------------------------------------------------------------------------
Summary of Results                                                                            First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998          1997       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue (A)............................................................          $6,065        $5,627            8
Adjusted Operating Expense (A)..................................................           3,406         3,179            7
                                                                                   -----------------------------------------
Operating Margin................................................................           2,659         2,448            9
Consumer Credit Costs (A).......................................................             886           894           (1)
Commercial Credit Costs (Benefits) (A)..........................................              44          (75)           NM
                                                                                   -----------------------------------------
Operating Margin Less Credit Costs..............................................           1,729         1,629            6
Additional Provision............................................................              25            25            -
                                                                                   -----------------------------------------
Income Before Taxes.............................................................          $1,704        $1,604            6
                                                                                   -----------------------------------------
Net Income......................................................................          $1,065          $995            7
----------------------------------------------------------------------------------------------------------------------------
Earnings Per Share (Diluted)....................................................           $2.23         $2.01           11
Return on Common Equity (%).....................................................            21.7          20.8            -
Return on Assets (%)............................................................            1.38          1.41            -
Average Shares Outstanding (Diluted) (In Millions)..............................           463.2         475.7           (3)
----------------------------------------------------------------------------------------------------------------------------

(A) The Margin Basis Reconciliation table on page 16 reconciles the Consolidated Statement of Income on page 13 to these adjusted numbers.
NM   Not meaningful, as percentage equals or exceeds 100%.


On April 21, 1998, Citicorp reported net income for the 1998 first quarter of $1.1 billion or $2.23 per diluted common share, increases of 7% and 11%, respectively, from the 1997 first quarter.

The Consumer businesses -- Citibanking, Cards, and the Private Bank -- earned $458 million in the quarter on adjusted revenue of $3.5 billion. Net income from Global Corporate Banking was $753 million in the quarter on adjusted revenue of $2.3 billion.

John S. Reed, Citicorp Chairman, said: "The results reflect the value of our geographically diversified and balanced set of businesses and led to our 11% growth in EPS and 22% return on equity. The favorable effect of strong financial markets more than offset weakness in Asia. We expect our core business momentum to pick up as we go through the year."

He noted that consumer credit costs at $886 million were essentially flat; that corporate credit costs, while remaining at historically low levels, had a year-to-year swing of $119 million with an increase of $58 million in Asia and the tailing off of recoveries from the real estate and refinancing portfolios; and that previously disclosed costs related to preparing computer systems for the Year 2000, as well as preparations for introduction of the Economic and Monetary Union in Europe, hurt expense.

Mr. Reed continued: "We are excited by the prospect of our merger with the Travelers Group, which will bring together highly complementary product lines and distribution channels. We believe that this merger of equals will benefit the customers, stockholders, and employees of both companies, and establish a model for the financial services company of the future."

Adjusted revenue grew $438 million or 8% from the 1997 first quarter. Global Corporate Banking revenue rose $384 million or 20%, and Global Consumer revenue in the developed markets grew $82 million or 3%, while Global Consumer revenue in the emerging markets was lower by $79 million or 8%. Excluding the estimated effect of foreign currency translation, adjusted revenue would have grown 12%. Adjusted operating expense increased 7% -- 10% excluding the estimated effect of foreign currency translation. Operating margin of $2.7 billion increased 9%.

The Global Consumer business income before taxes in Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) was down $67 million, as revenue shortfalls of $77 million and an additional credit provision of $6 million were partially offset by $17 million of lower expense. Income before taxes in Global Corporate Banking in Asia Pacific was down $16 million, as an operating margin increase of $42 million was offset by additional credit costs of $58 million.

Against Citicorp's Business Directions annual performance targets, the first quarter results included a 7% gain in net income (an 11% rise in diluted income per share), a return on common equity of 21.7%, a ratio of incremental revenue to expense of 1.9 to 1, and the generation of an estimated $0.3 billion of free capital. At March 31, 1998, the Tier 1 capital ratio was estimated at 8.2%. During the quarter, Citicorp repurchased 4.0 million shares of common stock for $483 million, bringing the total repurchases since the program was inaugurated on June 20, 1995 to 82.0 million shares for an outlay of $7.3 billion. The stock repurchase program has been suspended in connection with the announced agreement to merge with Travelers Group.

As part of its program to improve service quality and lower costs, Citicorp chose AT&T Solutions to transform Citibank's multiple data networks to a single state-of-the-art global networking platform.

Global Consumer business earns $458 million in the first quarter, down from year-ago quarter, but up from 1997 fourth quarter

----------------------------------------------------------------------------------------------------------------------------
Global Consumer                                                                               First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................          $3,493        $3,490            -
Adjusted Operating Expense......................................................           1,915         1,866            3
                                                                                   -----------------------------------------
Operating Margin................................................................           1,578         1,624          (3)
Credit Costs (B)................................................................             886           894          (1)
                                                                                   -----------------------------------------
Operating Margin Less Credit Costs..............................................             692           730          (5)
Additional Provision............................................................              25            25            -
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             667           705          (5)
Income Taxes....................................................................             209           212          (1)
                                                                                   -----------------------------------------
Net Income......................................................................          $  458        $  493          (7)
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................            $131          $131            -
Return on Assets (%)............................................................            1.42          1.53            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
(B) Includes the effect of credit card securitization activity and the effect related to credit card receivables held for sale.



Business Initiatives


o On April 2, 1998, Citibank completed the previously announced acquisition of AT&T Universal Card Services. This acquisition strengthens Citibank's position as the leading credit card issuer, adding $15 billion in customer receivables and 13.5 million accounts for a total of $60 billion in managed receivables and 38 million accounts in the U.S. bankcard business. The transaction importantly included a ten-year cobranding and joint marketing agreement with AT&T.

o The DriversEdge card was launched in the U.S., enabling customers to accumulate rebates toward the purchase or lease of any new car.

o Bankcards were launched in Italy in the 1998 first quarter. In Singapore, Citibank launched a secure system of electronic commerce for its credit-card holders, and in Japan, Citibank issued the first credit card with settlement in U.S. dollars.

o Citicorp Investment Services launched the CitiFreedom Program for Retirement, which assists individuals in meeting their retirement needs, at all Citibank branches in California, in addition to the new Retirement Planning Store and six Retirement Planning Centers in the Bay Area.

o Citibank announced plans to open two new branches in downtown Chicago, and to further increase its locations in both the city and its suburbs. During the quarter, five Citibank mini-branches were opened in Blockbuster stores in Colombia, bringing the total to 19 in Latin America, augmenting more than 175 consumer branches in the region.


Financial Performance


o Global Consumer net income in the 1998 first quarter was $458 million, compared with $493 million in 1997, primarily reflecting strong performance in the North America, Europe, and Japan Citibanking businesses, that was more than offset by the effect of foreign currency translation in Asia Pacific and lower Cards earnings in Latin America. Net income in the quarter was up $7 million from the fourth quarter of 1997.

o Total consumer accounts were 56 million as of March 31, 1998 in 57 countries and territories. The U.S. bankcards business reported a 4% decline in accounts, reflecting continued risk management initiatives, while accounts in other consumer businesses grew by 6% from a year ago, including 17% account growth in Latin America and 9% in Asia Pacific.

o Adjusted revenue of $3.5 billion was essentially unchanged from 1997. Excluding the effect of foreign currency translation, revenue increased 5%, including higher fee and commission revenue across the globe on business volume growth, including investment products. Revenue overall grew modestly in relation to business volumes, primarily due to reduced spreads in Asia Pacific, U.S. bankcards, and Latin America.

o Adjusted operating expense grew 3% -- 6% excluding the effect of foreign currency translation -- in support of business volume growth, investment product development, and increased advertising and marketing expense.

o Credit costs in the quarter were $886 million, compared with $866 million in the 1997 fourth quarter and $894 million in the 1997 first quarter. The ratio of net credit losses to average managed loans was 2.64% in the quarter, compared to 2.50% in the 1997 fourth quarter and 2.69% a year-ago. Global Consumer continued to build the allowance for credit losses, adding $25 million above net write-offs in the quarter.

----------------------------------------------------------------------------------------------------------------------------
Citibanking                                                                                   First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Revenue.........................................................................          $1,511        $1,469            3
Operating Expense...............................................................           1,089         1,042            5
                                                                                   -----------------------------------------
Operating Margin................................................................             422           427           (1)
Credit Costs....................................................................             137           148           (7)
                                                                                   -----------------------------------------
Operating Margin Less Credit Costs..............................................             285           279            2
Additional Provision............................................................             (2)             -           NM
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             287           279            3
Income Taxes....................................................................              89            89            -
                                                                                   -----------------------------------------
Net Income......................................................................          $  198        $  190            4
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................             $86           $82            5
Return on Assets (%)............................................................            0.93          0.94            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.


o Net income from Citibanking activities -- delivering products and services to customers through branches and electronic delivery systems -- was $198 million in the quarter, up $8 million or 4% from 1997, reflecting a $36 million improvement in the developed markets of North America, Europe, and Japan, partially offset by a decline of $28 million in the emerging markets.

o Worldwide Citibanking accounts totaled 20 million as of March 31, 1998, up 6% from a year ago, including 14% and 12% growth in Asia Pacific and Latin America, respectively. Average customer deposits of $99 billion were up 8% -- 15% excluding the effect of foreign currency translation -- from a year-ago, reflecting increased account openings and deposit levels primarily due to a "flight-to-quality" in Asia Pacific and Japan, and growth in the U.S. and Latin America.

o Revenue increased 3% in the quarter. Excluding the effect of foreign currency translation, revenue increased 10% -- 10% in the developed markets and 9% in the emerging markets. Developed markets revenue reflected growth in all regions, including higher fee revenue and spread improvements in the United States. Emerging markets revenue reflected business volume and account growth in Asia Pacific and Latin America, and reduced spreads due to higher funding costs and the maintenance of greater liquidity.

o Operating expense in the quarter was up 5% from 1997. Excluding the effect of foreign currency translation, operating expense increased 8% in both the developed and emerging markets -- reflecting account and business volume growth, and business initiatives, including franchise expansion and new product development.

o Credit costs in the quarter declined by $11 million or 7% from a year ago, reflecting the effect of foreign currency translation and improvement in the U.S. and Europe, offset by higher net credit losses in Asia Pacific.

----------------------------------------------------------------------------------------------------------------------------
Cards                                                                                         First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................          $1,701        $1,752          (3)
Adjusted Operating Expense......................................................             634           659          (4)
                                                                                   -----------------------------------------
Operating Margin................................................................           1,067         1,093          (2)
Credit Costs....................................................................             757           747            1
                                                                                   -----------------------------------------
Operating Margin Less Credit Costs..............................................             310           346         (10)
Additional Provision............................................................              27            25            8
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             283           321         (12)
Income Taxes....................................................................              96            98          (2)
                                                                                   -----------------------------------------
Net Income......................................................................          $  187        $  223         (16)
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................             $29           $32          (9)
Return on Assets (%)............................................................            2.62          2.83            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.


o Net income from Cards worldwide -- bankcards, Diners Club, and private label cards -- was $187 million in the quarter, down $36 million from the 1997 quarter, primarily due to a decline in earnings in Credicard, a 33%-owned Brazilian affiliate, and economic conditions in Asia Pacific, including the effect of foreign currency translation, compounded by lower consumer spending and more selective credit criteria. U.S. bankcards earnings were unchanged from the 1997 first quarter. Cards in the emerging markets represented 22% of Cards net income in the quarter, compared with 41% in the 1997 quarter. Cards worldwide return on managed assets (including securitized card receivables) in the quarter was 1.35%, compared with 1.61% in the year-ago quarter.

o Card accounts worldwide totaled 36 million as of March 31, 1998. Excluding U.S. bankcards, accounts increased 7% from a year ago, including a 12% increase in the emerging markets. The number of cards in force, including affiliates, at quarter-end was 64 million, up from 61 million a year ago. Cards, including Diners Club, operates in 46 countries and territories, compared with 43 a year ago, due to expansion into Poland, Korea, and Italy.

o U.S. bankcards adjusted revenue was essentially unchanged in the quarter as charge volumes increased from a year-ago by $1.1 billion or 5% to $24.1 billion, and managed receivables were up slightly at $45.3 billion, while spreads declined primarily as a result of competitive pricing. First quarter revenue in emerging markets Cards was down 20% -- down 2% excluding the effect of foreign currency translation, reflecting higher loan volumes offset by reduced spreads, and lower earnings in Credicard.

o Adjusted operating expense declined 4% in the quarter, reflecting a $15 million reclassification of certain collection agency fees from expense to credit costs in the U.S. bankcards business. Expense was essentially unchanged after excluding the effect of foreign currency translation -- up 16% in the emerging markets, offset by a 4% decline in the developed markets. The increase in emerging markets expense reflects franchise enhancement and expansion efforts, as well as higher volumes.

o Credit costs of $757 million increased $21 million from the preceding quarter and $10 million from the 1997 quarter. Credit costs in U.S. bankcards were $668 million or 5.96% of average managed loans for the quarter, up $13 million from $655 million or 5.64% in the 1997 fourth quarter and up $12 million from $656 million or 5.91% a year ago. The 12-month-lagged loss ratio was 6.03% in the quarter, compared with 5.86% in the 1997 fourth quarter and 6.21% a year-ago. U.S. bankcards credit costs in the quarter included the $15 million (14 bps) increase related to the reclassification of certain collection agency fees from operating expense. The percent of gross write-offs from bankruptcies in the quarter was 37.0%, compared with 40.8% in the prior quarter and 36.6% in the 1997 first quarter. Managed loans delinquent 90 days or more were $842 million or 1.88% at quarter-end, compared with $856 million or 1.80% for the prior quarter and $884 million or 1.98% a year-ago.

o Credit costs in non-U.S. bankcard portfolios were $89 million or 3.95% of managed loans, compared with $81 million or 3.52% in the preceding quarter and $91 million or 4.25% in the 1997 quarter.

----------------------------------------------------------------------------------------------------------------------------
Private Bank                                                                                  First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................            $281          $269            4
Adjusted Operating Expense......................................................             192           165           16
                                                                                   -----------------------------------------
Operating Margin................................................................              89           104          (14)
Credit Benefits.................................................................             (8)           (1)           NM
                                                                                   -----------------------------------------
Income Before Taxes.............................................................              97           105           (8)
Income Taxes....................................................................              24            25           (4)
                                                                                   -----------------------------------------
Net Income......................................................................            $ 73          $ 80           (9)
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................             $16           $17           (6)
Return on Assets (%)............................................................            1.85          1.91            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.


o Private Bank net income was $73 million for the quarter, down 9% from the 1997 first quarter, reflecting spread compression on revenue and increased investment spending.

o Client business volumes under management at the end of the quarter reached $105 billion, up 7% from $98 billion a year earlier, primarily reflecting growth and investment performance in the U.S., partially offset by a decrease in assets managed in Asia Pacific due to the effects of foreign currency translation. Growth in custody, discretionary investment management, banking, and trust and fiduciary were partially offset by decreases in certain non-discretionary investment management activities.

o Adjusted revenue increased 4% in the quarter -- 5% excluding the effect of foreign currency translation -- as growth in client-related foreign exchange revenue and other fee revenue was partially offset by lower net interest revenue as a result of reduced net interest margins. Emerging markets revenue grew 6% in the quarter, reflecting increased client revenue and investment performance fees in Latin America. More than 40% of revenue continued to be derived from the emerging markets. Developed markets revenue was up 3%.

o Adjusted operating expense increased 16% from the 1997 first quarter -- 19% excluding the effect of foreign currency translation -- primarily reflecting investment in additional Private Bankers and product specialists, as well as higher technology and other expenses. Expenses decreased $5 million or 3% from the 1997 fourth quarter.

o Credit costs for the quarter were a net benefit of $8 million, primarily as a result of recoveries in North America. Loans delinquent 90 days or more were $186 million or 1.21% of loans, compared to $110 million or 0.72% in the preceding quarter and $198 million or 1.28% in the first quarter of 1997. The increase from the 1997 fourth quarter reflects an increase in nonaccrual loans in Asia Pacific.

----------------------------------------------------------------------------------------------------------------------------
Global Consumer in Emerging Markets                                                           First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................           $ 869         $ 948           (8)
Adjusted Operating Expense......................................................             554           532            4
                                                                                   -----------------------------------------
Operating Margin................................................................             315           416          (24)
Credit Costs....................................................................             101            91           11
                                                                                   -----------------------------------------
Operating Margin Less Credit Costs..............................................             214           325          (34)
Additional Provision............................................................              11             4           NM
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             203           321          (37)
Income Taxes....................................................................              39            74          (47)
                                                                                   -----------------------------------------
Net Income......................................................................            $164          $247          (34)
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................             $41           $42           (2)
Return on Assets (%)............................................................            1.62          2.39            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.


o Net income in the emerging markets was $164 million in the quarter, down $83 million from a year ago, and down $6 million from the 1997 fourth quarter, reflecting the economic conditions, including weakened currencies, in Asia Pacific, and lower earnings in Latin America Cards.

o Adjusted revenue declined by 8% in the quarter. Excluding the effect of foreign currency translation, revenue was up 5%. Business volume growth, particularly deposits, was partially offset by reduced spreads, mainly due to higher funding costs and the maintenance of greater liquidity. Revenue in Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) declined by 17% in the quarter, but was up 8% excluding the effect of foreign currency translation. Adjusted operating expense grew 4% -- 11% excluding the effect of foreign currency translation, reflecting account and volume growth including "flight-to-quality" deposit flows, increased credit monitoring, and technology initiatives.

o Credit costs in the emerging markets increased $13 million from the 1997 fourth quarter, and increased $10 million from the 1997 first quarter. The net credit loss ratio in Asia Pacific was 0.77%, up from 0.69% in the 1997 fourth quarter and 0.73% a year ago. The net credit loss ratio in Latin America was 1.99% compared to 1.84% in the 1997 fourth quarter and 2.33% a year ago. Emerging markets managed loans delinquent 90 days or more were $620 million or 1.85% at quarter-end, compared with $465 million or 1.43% at December 31, 1997 and $414 million or 1.23% a year-ago, primarily reflecting increases in the Private Bank. The emerging markets businesses built the allowance for loan losses by $11 million.

----------------------------------------------------------------------------------------------------------------------------
Global Consumer in Developed Markets                                                          First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................          $2,624        $2,542            3
Adjusted Operating Expense......................................................           1,361         1,334            2
                                                                                   -----------------------------------------
Operating Margin................................................................           1,263         1,208            5
Credit Costs....................................................................             785           803           (2)
                                                                                   -----------------------------------------
Operating Margin Less Credit Costs..............................................             478           405           18
Additional Provision............................................................              14            21          (33)
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             464           384           21
Income Taxes....................................................................             170           138           23
                                                                                   -----------------------------------------
Net Income......................................................................          $  294        $  246           20
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................             $90           $89            1
Return on Assets (%)............................................................            1.32          1.12            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.

o Net income in the developed markets was $294 million in the quarter, up $48 million or 20% from 1997, principally reflecting strong performance in Citibanking in North America, Europe, and Japan.

o Adjusted revenue was up 3% in the quarter -- 5% excluding the effect of foreign currency translation, primarily in Germany -- reflecting strong growth in the Citibanking businesses across all regions. Adjusted expense grew 2% -- 4% excluding the effect of foreign currency translation -- in support of regional marketing and new product development.

o Credit costs in the developed markets decreased by 2% in the quarter from the 1997 first quarter, due to improvements in Citibanking and the Private Bank. Managed loans delinquent 90 days or more were $2.6 billion or 2.54% at quarter-end, compared with $2.7 billion or 2.58% at December 31, 1997 and $3.1 billion or 3.03% a year ago. The developed markets businesses built the allowance for loan losses by $14 million.

Global Corporate Banking net income grew 16% to $753 million in the quarter

----------------------------------------------------------------------------------------------------------------------------
Global Corporate Banking                                                                      First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................          $2,310        $1,926           20
Adjusted Operating Expense......................................................           1,309         1,146           14
                                                                                   -----------------------------------------
Operating Margin................................................................           1,001           780           28
Credit Costs (Benefits).........................................................              44          (75)           NM
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             957           855           12
Income Taxes....................................................................             204           206           (1)
                                                                                   -----------------------------------------
Net Income......................................................................          $  753        $  649           16
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................            $173          $149           16
Return on Assets (%)............................................................            1.77          1.77            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.


Business Initiatives


o During the quarter, Citibank was named best bank worldwide in cash management, foreign exchange, derivatives, commercial paper, and securitization by Corporate Finance magazine; best derivatives house by Institutional Investor; best loan house by Asiamoney; best loan house for emerging markets by International Financing Review; best bank for basic services by Global Finance; and top bank in Asia and Eastern and Central Europe by Corporate Finance.

o "Deals of the Year" were announced during the quarter, with 13 Citibank deals winning top awards for 1997 from 24 financial publications.

o Citibank became the first U.S.-based bank to open a branch office in Ho Chi Minh City, thereby expanding its Vietnam locations beyond Hanoi and reestablishing presence in this important commercial center.

o Licenses have been received to open offices in Cameroon and the Ukraine, our 99th and 100th countries, respectively. The offices are expected to be opened in the 1998 second quarter.

o The U.S. Veterans Administration awarded a contract to Citibank to provide fleet, travel, and purchase card services.

Financial Performance


o Global Corporate Banking net income was $753 million in the quarter, up $104 million or 16% from 1997. Return on average assets of 1.77% was unchanged compared with the 1997 first quarter, as average assets grew 16%.

o Adjusted revenue in the quarter increased $384 million or 20% (24% excluding the effect of foreign currency translation) from the year-ago quarter, with $185 million of the increase attributable to the Emerging Markets business and $199 million attributable to Global Relationship Banking. Adjusted operating expense increased $163 million or 14% (18% excluding the effect of foreign currency translation) from 1997, with $52 million of the increase in the Emerging Markets business and $111 million in Global Relationship Banking. Credit costs were $44 million, and compared with a net benefit of $75 million in 1997, which included a $50 million recovery from the refinancing agreement concluded with Peru. Net income benefited from a decline in the effective tax rate to 21% from 24%, attributable to changes in the nature and geographic mix of pretax earnings.

o Cash-basis loans of $1,344 million increased $280 million and $415 million from year end and the year-ago quarter, reflecting increases in the Emerging Markets business, primarily in Thailand and Indonesia, and improvements in Global Relationship Banking, primarily real estate. Commercial cash-basis loans in the Emerging Markets were $967 million at March 31, 1998, an increase of $304 million from year end and $552 million from a year ago. Emerging Markets cash-basis loans included $83 million and $59 million at March 31, 1998 and December 31, 1997, respectively, of balance sheet credit exposures related to foreign currency derivative contracts from several Asian customers for which the recognition of revaluation gains has been suspended. The amounts included a year ago were not material. Commercial OREO of $350 million improved $111 million and $243 million from year end and the year ago quarter, primarily reflecting improvements in real estate in Global Relationship Banking.

----------------------------------------------------------------------------------------------------------------------------
Emerging Markets                                                                              First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................          $1,113         $ 928           20
Adjusted Operating Expense......................................................             499           447           12
                                                                                   -----------------------------------------
Operating Margin................................................................             614           481           28
Credit Costs (Benefits).........................................................              63          (36)           NM
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             551           517            7
Income Taxes....................................................................              52            68          (24)
                                                                                   -----------------------------------------
Net Income......................................................................          $  499          $449           11
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................             $83           $66           26
Return on Assets (%)............................................................            2.44          2.76            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.


o Emerging Markets net income of $499 million grew $50 million or 11% from 1997. Operating margin grew $133 million or 28%, as revenue growth outpaced expense growth by a 3.6 to 1 ratio, but credit costs increased to $63 million, resulting in income before taxes increasing only 7% from the 1997 quarter. Net income for the quarter benefited from a decline in the effective income tax rate due to changes in the geographic mix and nature of pretax earnings.

o Adjusted revenue in the quarter of $1.1 billion increased $185 million or 20% (27% excluding the effect of foreign currency translation) from the year-ago first quarter. The increase reflected a $73 million improvement in trading-related revenue, higher securities transactions and net asset gains, and double-digit growth in transaction banking and corporate finance revenue. Securities transactions and net asset gains of $218 million and $154 million, included $189 million from the sale of Brady bonds and $46 million related to the refinancing agreement concluded with Peru, in the first quarter of 1998 and 1997, respectively. Revenue in Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) was up 15% from the 1997 first quarter due to improved trading-related results. Revenue attributed to the Embedded Bank and Emerging Local Corporate strategies, together with new franchises, accounted for 8% of Emerging Markets revenue, up 49% from the 1997 quarter. About 21% of the revenue in the Emerging Markets business was attributable to business from multinational companies managed jointly with Global Relationship Banking, with that revenue having grown 27% from the 1997 first quarter.

o Adjusted operating expense of $499 million in 1998 increased $52 million or 12% (19% excluding the effect of foreign currency translation) from the year-ago quarter. The growth reflected investment spending to build the franchise, including costs associated with Citicorp's plan to gain market share in selected emerging market countries, and broadly-based volume growth across most products and geographies.

o Credit costs totaled $63 million in the quarter, up from a net benefit of $36 million in the 1997 quarter, which included a $50 million recovery from the refinancing agreement concluded with Peru. Credit costs in the 1998 quarter were up $58 million in Asia Pacific, primarily Thailand and Indonesia. Recoveries included $9 million from the refinancing agreement concluded with the Ivory Coast.

o Negotiations among the Republic of Korea and international creditor banks, which were chaired by Citibank, were successful in extending the maturities of nearly $22 billion in short-term loans to Korean banks. Pursuant to the terms, on April 8, 1998 Citibank exchanged $398 million of such loans for new loans guaranteed by the Republic of Korea with maturities of one, two, and three years.

----------------------------------------------------------------------------------------------------------------------------
Global Relationship Banking                                                                   First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue................................................................          $1,197         $ 998           20
Adjusted Operating Expense......................................................             810           699           16
                                                                                   -----------------------------------------
Operating Margin................................................................             387           299           29
Credit Benefits.................................................................            (19)          (39)          (51)
                                                                                   -----------------------------------------
Income Before Taxes.............................................................             406           338           20
Income Taxes....................................................................             152           138           10
                                                                                   -----------------------------------------
Net Income......................................................................          $  254          $200           27
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................             $90           $83            8
Return on Assets (%)............................................................            1.14          0.98            -
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.


o Net income of $254 million from the Global Relationship Banking business in North America, Europe, and Japan in the 1998 first quarter increased $54 million or 27% from 1997. Operating margin increased $88 million or 29%, and net credit benefits declined $20 million to $19 million, resulting in a $68 million or 20% improvement in income before taxes. Net income benefited from a decline in the effective income tax rate to 37% from 41%.

o Adjusted revenue of $1.2 billion increased $199 million or 20% from the 1997 first quarter, reflecting a $171 million improvement in venture capital results from the low level a year ago, a $39 million improvement in trading-related revenue, and moderate growth in transaction banking services and corporate finance revenue, partially offset by a $32 million gain recognized in the 1997 quarter from the sale of an investment, and lower treasury results attributable to a flatter yield curve.

o Adjusted operating expense of $810 million increased $111 million or 16% compared with the 1997 first quarter, primarily from increased spending on technology, higher incentive compensation, and volume-related expense in transaction banking services.

o Credit costs in the quarter were a net benefit of $19 million, down from a net benefit of $39 million in the 1997 first quarter, due primarily to a lower level of recoveries.

----------------------------------------------------------------------------------------------------------------------------
Corporate Items (A)                                                                           First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (B)       Change
----------------------------------------------------------------------------------------------------------------------------
Revenue.........................................................................          $  262        $  211           24
Operating Expense...............................................................             182           167            9
                                                                                   -----------------------------------------
Income Before Taxes.............................................................              80            44           82
Income Taxes....................................................................             226           191           18
                                                                                   -----------------------------------------
Net Loss........................................................................          ($146)        ($147)           (1)
----------------------------------------------------------------------------------------------------------------------------
Average Assets (In Billions of Dollars).........................................              $9            $5           80
----------------------------------------------------------------------------------------------------------------------------

(A)  Corporate Items includes revenue derived from charging businesses for funds employed, based upon a marginal cost of funds concept, unallocated corporate costs, and the offset created by attributing income taxes to core business activities on a local tax-rate basis.
(B)  Reclassified to conform to the latest quarter's presentation.
----------------------------------------------------------------------------------------------------------------------------

o Corporate Items revenue in the 1998 quarter included $19 million of gains on sales of investment securities held in the Corporate portfolio, while the 1997 quarter reflected investment writedowns of $20 million. Expense in the 1998 first quarter included a $25 million charge associated with performance-based stock options granted in January 1998, and increases in certain technology expenses and other unallocated corporate costs. The 1997 quarter included a $72 million charge related to performance-based stock options which vested in that quarter.

o Citicorp's effective tax rate was 38% in both the 1998 and 1997 first quarters. Income taxes are attributed to core businesses on the basis of local tax rates, which resulted in effective tax rates for the core businesses of 25% in the 1998 quarter and 27% in the 1997 quarter, primarily reflecting changes in the nature and geographic mix of earnings. The difference between the core businesses' tax rates and Citicorp's overall effective rate in each period is included in Corporate Items.


Other Items


o Of the $889 million restructuring charge recorded in the 1997 third quarter, approximately $529 million remained in the reserve as of March 31, 1998. The utilization of the reserve included $245 million of premises and equipment writedowns and $101 million of primarily severance and related costs (of which $71 million has been paid in cash and $30 million is legally obligated), together with translation effects. The implementation of these restructuring programs, which are expected to be substantially completed by the end of 1998, is designed to ensure a positive effect on the quality of customer service.

o Total assets increased $19.5 billion from December 31, 1997, including $9.3 billion of liquid assets to pre-fund the AT&T Universal Card Services acquisition completed on April 2, 1998.


Merger Agreement with Travelers Group Inc.

As previously announced, on April 5, 1998 Citicorp and Travelers Group Inc. ("Travelers") agreed to merge, subject to approvals of regulators and stockholders and other customary conditions. Travelers is a diversified financial services holding company engaged, through its subsidiaries, in investment, asset management, life insurance, property and casualty insurance and consumer lending services. Its principal businesses include Salomon Smith Barney, Salomon Smith Barney Asset Management, Travelers Life & Annuity, Primerica Financial Services, Travelers Property Casualty and Commercial Credit.

Information about Travelers is included in its periodic reports and other materials filed with the Securities and Exchange Commission (the "SEC"). These documents may be read and copied at the public reference rooms maintained by the SEC in New York, Chicago and Washington, D.C. (Further information on the reference rooms may be obtained from the SEC at 1-800-SEC-0330.) Travelers' public filings are also available from commercial document retrieval services and at the Internet World Wide Web Site maintained by the SEC at "http://www.sec.gov".

On April 20, 1998, Travelers announced operating earnings of $1.007 billion, or $.87 per share (basic) and $.84 per share (diluted), for the first quarter ended March 31, 1998. Net income of $1.093 billion, or $.95 per share (basic) and $.91 per share (diluted), included net investment portfolio gains of $86.5 million. Revenues were $10.4 billion.

Selected Financial Statements and Tables

Selected financial statements and tables detailing an analysis of earnings and credit indicators follow. Further details concerning the financial results will be available in May in Citicorp's Form 10-Q.

----------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Income                                                                  CITICORP and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------
                                                                                              First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars, Except Per Share Amounts)                                          1998          1997       Change
----------------------------------------------------------------------------------------------------------------------------
Interest Revenue................................................................          $6,303        $5,857            8
Interest Expense................................................................           3,464         3,053           13
                                                                                   -----------------------------------------
Net Interest Revenue............................................................           2,839         2,804            1

Provision for Credit Losses.....................................................             507           423           20
                                                                                   -----------------------------------------

Net Interest Revenue after
  Provision for Credit Losses...................................................           2,332         2,381           (2)
                                                                                   -----------------------------------------

Fees, Commissions, and Other Revenue
Fees and Commissions............................................................           1,441         1,352            7
Foreign Exchange................................................................             349           297           18
Trading Account.................................................................             236           198           19
Securities Transactions.........................................................             241           108           NM
Other Revenue...................................................................             499           437           14
                                                                                   -----------------------------------------
Total Fees, Commissions, and Other Revenue......................................           2,766         2,392           16
                                                                                   -----------------------------------------

Operating Expense
Salaries........................................................................           1,355         1,264            7
Employee Benefits...............................................................             359           401          (10)
                                                                                   -----------------------------------------
   Total Employee Expense.......................................................           1,714         1,665            3
Net Premises & Equipment Expense................................................             499           490            2
Other Expense...................................................................           1,181         1,014           16
                                                                                   -----------------------------------------
Total Operating Expense.........................................................           3,394         3,169            7
                                                                                   -----------------------------------------

Income Before Taxes.............................................................           1,704         1,604            6
Income Taxes....................................................................             639           609            5
                                                                                   -----------------------------------------
Net Income......................................................................          $1,065        $  995            7
----------------------------------------------------------------------------------------------------------------------------

Income Applicable to Common Stock...............................................          $1,033          $957            8
                                                                                   -----------------------------------------
Earnings Per Share:
   Basic........................................................................           $2.28         $2.07           10
   Diluted......................................................................           $2.23         $2.01           11
----------------------------------------------------------------------------------------------------------------------------

NM Not meaningful, as percentage equals or exceeds 100%.


----------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares  Outstanding (In Millions)
----------------------------------------------------------------------------------------------------------------------------
   Basic........................................................................           452.1         461.4          (2)
   Diluted (A)..................................................................           463.2         475.7          (3)
----------------------------------------------------------------------------------------------------------------------------

(A) Includes dilutive effect of shares issuable under employee plans of 11.1 million and 14.3 million for the quarters.

----------------------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet                                                                        CITICORP and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------
                                                                                        Mar. 31,      Dec. 31,          %
(In Millions of Dollars)                                                                  1998          1997          Change
----------------------------------------------------------------------------------------------------------------------------
Assets
Cash and Due from Banks.........................................................     $     8,090   $     8,585           (6)
Deposits at Interest with Banks.................................................          13,787        13,049            6
Securities, at Fair Value:
   Available for Sale...........................................................          33,065        30,762            7
   Venture Capital..............................................................           2,857         2,599           10
Trading Account Assets..........................................................          39,740        40,356           (2)
Loans Held for Sale.............................................................           3,785         3,515            8
Federal Funds Sold and Securities Purchased Under Resale Agreements.............          21,858        10,233           NM
Loans, Net:
   Consumer.....................................................................         105,945       108,066           (2)
   Commercial...................................................................          82,655        75,947            9
                                                                                   -----------------------------------------
     Loans, Net of Unearned Income..............................................         188,600       184,013            2
   Allowance for Credit Losses..................................................         (5,828)       (5,816)            -
                                                                                   -----------------------------------------
Total Loans, Net................................................................         182,772       178,197            3
                                                                                   -----------------------------------------
Customers' Acceptance Liability.................................................           1,822         1,726            6
Premises and Equipment, Net.....................................................           4,545         4,474            2
Interest and Fees Receivable....................................................           3,272         3,288            -
Other Assets....................................................................          14,821        14,113            5
                                                                                   -----------------------------------------
Total...........................................................................        $330,414      $310,897            6
----------------------------------------------------------------------------------------------------------------------------
Liabilities
Non-Interest-Bearing Deposits in U.S. Offices...................................      $   16,260    $   16,901           (4)
Interest-Bearing Deposits in U.S. Offices.......................................          42,061        40,361            4
Non-Interest-Bearing Deposits in Offices Outside the U.S........................          10,080         9,627            5
Interest-Bearing Deposits in Offices Outside the U.S............................         146,318       132,232           11
                                                                                   -----------------------------------------
   Total Deposits...............................................................         214,719       199,121            8
                                                                                   -----------------------------------------
Trading Account Liabilities.....................................................          31,291        30,986            1
Purchased Funds and Other Borrowings............................................          21,457        21,231            1
Acceptances Outstanding.........................................................           1,992         1,826            9
Accrued Taxes and Other Expense.................................................           6,313         6,464           (2)
Other Liabilities...............................................................          13,012        10,288           26
Long-Term Debt..................................................................          20,159        19,785            2
Stockholders' Equity
Preferred Stock (Without par value).............................................           1,600         1,903          (16)
Common Stock ($1.00 par value)..................................................             506           506            -
   Issued Shares: 506,298,235 in each period
Surplus.........................................................................           6,493         6,501            -
Retained Earnings...............................................................          17,564        16,789            5
Net Unrealized Gains  --  Securities Available for Sale.........................             661           535           24
Foreign Currency Translation....................................................           (624)         (626)            -
Common Stock in Treasury, at Cost...............................................         (4,729)       (4,412)            7
   Shares: 54,773,606 and 52,355,947, respectively
                                                                                   -----------------------------------------
Total Stockholders' Equity......................................................          21,471        21,196            1
                                                                                   -----------------------------------------
Total...........................................................................        $330,414      $310,897            6
----------------------------------------------------------------------------------------------------------------------------

NM Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------------------------------------------------------------
Net Interest Revenue Statistics (Taxable Equivalent Basis) (A)
----------------------------------------------------------------------------------------------------------------------------
                                                          1st Qtr.      4th Qtr.      3rd Qtr.      2nd Qtr.       1st Qtr.
(In Millions of Dollars)                                    1998          1997          1997          1997           1997
----------------------------------------------------------------------------------------------------------------------------
Adjusted Net Interest Revenue (B):...............           $3,496        $3,467        $3,453        $3,454         $3,449
Effect of Credit Card Securitization Activity....            (640)         (596)         (565)         (578)          (630)
                                                     -----------------------------------------------------------------------
Total............................................           $2,856        $2,871        $2,888        $2,876         $2,819
----------------------------------------------------------------------------------------------------------------------------

(In Billions of Dollars)
-----------------------------------------------------
Adjusted Average Interest-Earning Assets (B):               $292.6        $283.3        $280.5        $277.3         $267.3
Securitized Credit Card Receivables..............           (27.4)        (26.3)        (24.8)        (24.7)         (25.1)
                                                     -----------------------------------------------------------------------
Total............................................           $265.2        $257.0        $255.7        $252.6         $242.2
----------------------------------------------------------------------------------------------------------------------------

Adjusted Net Interest Margin (B):................            4.85%         4.85%         4.88%         5.00%          5.23%
Effect of Credit Card Securitization Activity....           (.48)%        (.42)%        (.40)%        (.43)%         (.51)%
                                                     -----------------------------------------------------------------------
Total............................................            4.37%         4.43%         4.48%         4.57%          4.72%
----------------------------------------------------------------------------------------------------------------------------

(A) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.
(B) Adjusted for the effect of credit card securitization activity.


----------------------------------------------------------------------------------------------------------------------------
Trading-Related Revenue                                                                       First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
By Business Sector:
Global Corporate Banking:
   Emerging Markets.............................................................           $ 288         $ 215           34
   Global Relationship Banking..................................................             361           322           12
                                                                                   -----------------------------------------
Total Global Corporate Banking..................................................             649           537           21
Global Consumer and Other.......................................................              79            52           52
                                                                                   -----------------------------------------
Total...........................................................................            $728          $589           24
----------------------------------------------------------------------------------------------------------------------------

By Trading Activity:
Foreign Exchange (B)............................................................           $ 384         $ 236           63
Derivative (C)..................................................................             231           198           17
Fixed Income (D)................................................................              63            80          (21)
Other...........................................................................              50            75          (33)
                                                                                   -----------------------------------------
Total...........................................................................            $728          $589           24
----------------------------------------------------------------------------------------------------------------------------

By Income Statement Line:
Foreign Exchange................................................................           $ 349         $ 297           18
Trading Account.................................................................             236           198           19
Other (E).......................................................................             143            94           52
                                                                                   -----------------------------------------
Total...........................................................................            $728          $589           24
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
(B) Includes foreign exchange spot, forward, and option contracts.
(C) Includes interest rate and currency swaps, options, financial futures, and equity and commodity contracts.
(D) Includes debt instruments including government and corporate debt, as well as mortgage assets.
(E) Primarily net interest revenue.

----------------------------------------------------------------------------------------------------------------------------
Other Revenue                                                                                 First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998      1997 (A)       Change
----------------------------------------------------------------------------------------------------------------------------
Credit Card Securitization Activity.............................................           $ 138         $ 165          (16)
Venture Capital.................................................................             264            93           NM
Affiliate Earnings..............................................................              29            59          (51)
Net Asset Gains.................................................................              31            92          (66)
Other Items.....................................................................              37            28           32
                                                                                   -----------------------------------------
Total...........................................................................            $499          $437           14
----------------------------------------------------------------------------------------------------------------------------

(A) Reclassified to conform to the latest quarter's presentation.
NM  Not meaningful, as percentage equals or exceeds 100%.


----------------------------------------------------------------------------------------------------------------------------
Provision for Credit Losses                                                                   First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998          1997       Change
----------------------------------------------------------------------------------------------------------------------------
Global Consumer Net Write-Offs..................................................           $ 426         $ 459           (7)
Global Corporate Banking Net Write-Offs (Recoveries)............................              56          (61)           NM
Additional Provision............................................................              25            25            -
                                                                                   -----------------------------------------
Total...........................................................................            $507          $423           20
----------------------------------------------------------------------------------------------------------------------------

NM Not meaningful, as percentage equals or exceeds 100%.


----------------------------------------------------------------------------------------------------------------------------
Margin Basis Reconciliation                                                                   First Quarter             %
                                                                                   ----------------------------
(In Millions of Dollars)                                                                    1998          1997       Change
----------------------------------------------------------------------------------------------------------------------------
Revenue.........................................................................         $ 5,605       $ 5,196            8
Effect of Credit Card Securitization Activity...................................             461           434            6
Net Cost to Carry (A)...........................................................             (1)           (3)          (67)
                                                                                   -----------------------------------------
Adjusted Revenue................................................................           6,065         5,627            8
Total Operating Expense.........................................................           3,394         3,169            7
Net OREO Benefits (B)...........................................................              12            10           20
                                                                                   -----------------------------------------
Adjusted Operating Expense......................................................           3,406         3,179            7
                                                                                   -----------------------------------------
Operating Margin................................................................           2,659         2,448            9
                                                                                   -----------------------------------------
Global Consumer Net Write-Offs..................................................             426           459           (7)
Effect of Credit Card Securitization Activity...................................             461           434            6
Net Cost to Carry and Net OREO Benefits (A) (B).................................             (1)             1           NM
                                                                                   -----------------------------------------
Adjusted Global Consumer Credit Costs...........................................             886           894           (1)
                                                                                   -----------------------------------------
Global Corporate Banking Net Write-Offs (Recoveries)............................              56          (61)           NM
Net Cost to Carry and Net OREO Benefits (A) (B).................................            (12)          (14)          (14)
                                                                                   -----------------------------------------
Adjusted Global Corporate Banking Credit Costs (Benefits).......................              44          (75)           NM
                                                                                   -----------------------------------------
Additional Provision (C)........................................................              25            25            -
                                                                                   -----------------------------------------
Income Before Taxes.............................................................          $1,704        $1,604            6
----------------------------------------------------------------------------------------------------------------------------

(A) Includes the net cost to carry cash-basis loans and other real estate owned ("OREO").
(B) Includes gains and losses on sales, direct revenue and expense, and writedowns of OREO.
(C) Represents amounts in excess of net write-offs.
NM  Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------------------------------------------------------------
Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios
----------------------------------------------------------------------------------------------------------------------------
                           Total                                                Average
                           Loans             90 Days or More Past Due (A)        Loans                Net Credit Losses (A)
  (In Millions of        ---------------------------------------------------------------------------------------------------
 Dollars, except Loan       Mar. 31,     Mar. 31,    Dec. 31,    Mar. 31,     1st Qtr.    1st Qtr.    4th Qtr.     1st Qtr.
 Amounts in Billions)         1998         1998        1997        1997         1998        1998        1997         1997
----------------------------------------------------------------------------------------------------------------------------
Citibanking..........         $ 67.7       $2,014      $2,038      $2,193       $ 66.8        $137        $139         $148
Ratio................                       2.97%       3.07%       3.30%                    0.83%       0.83%        0.91%
Cards
U.S. Bankcards.......           44.8          842         856         884         45.5         668         655          656
Ratio................                       1.88%       1.80%       1.98%                    5.96%       5.64%        5.91%
Other (B)............            9.4          216         194         214          9.1          89          81           91
Ratio................                       2.30%       2.12%       2.42%                    3.95%       3.52%        4.25%
Private Bank.........           15.4          186         110         198         15.1         (7)         (9)          (2)
Ratio................                       1.21%       0.72%       1.28%                       NM          NM           NM
----------------------------------------------------------------------------------------------------------------------------
Total Managed........          137.3        3,258       3,198       3,489        136.5         887         866          893
Ratio................                       2.37%       2.31%       2.58%                    2.64%       2.50%        2.69%
----------------------------------------------------------------------------------------------------------------------------
Securitized Credit
  Card Receivables            (27.6)        (519)       (481)       (500)       (27.4)       (430)       (403)        (402)
Loans Held for Sale..          (3.8)         (39)        (35)        (39)        (3.6)        (31)        (31)         (32)
----------------------------------------------------------------------------------------------------------------------------
Total Loans..........         $105.9       $2,700      $2,682      $2,950       $105.5        $426        $432         $459
Ratio................                       2.55%       2.48%       2.76%                    1.64%       1.60%        1.75%
----------------------------------------------------------------------------------------------------------------------------

Managed Portfolio:
Developed............         $103.8       $2,638      $2,733      $3,075       $103.8        $790        $778         $801
Ratio................                       2.54%       2.58%       3.03%                    3.09%       2.96%        3.19%
Emerging.............           33.5          620         465         414         32.7          97          88           92
Ratio................                       1.85%       1.43%       1.23%                    1.21%       1.06%        1.12%
----------------------------------------------------------------------------------------------------------------------------

Emerging Portfolio (C):
Asia Pacific (D).....          $22.5         $386        $261        $259        $22.0         $42         $39          $43
Ratio................                       1.72%       1.19%       1.06%                    0.77%       0.69%        0.73%
Latin America........            9.6          202         176         150          9.3          46          42           44
Ratio................                       2.10%       1.89%       1.91%                    1.99%       1.84%        2.33%
CEEMEA (E)...........            1.4           32          28           5          1.4           9           7            5
Ratio................                       2.26%       2.01%       0.40%                    2.78%       1.96%        1.60%
----------------------------------------------------------------------------------------------------------------------------

(A) The ratios of 90 days or more past due and net credit losses are calculated based on end-of-period and average loans, respectively, both net of unearned income.
(B) Includes bankcards outside of the U.S, worldwide Diners, and private label cards.
(C)  Includes Private Bank.
(D)  Excludes Japan.
(E)  Central and Eastern Europe, Middle East, and Africa.
NM   Not meaningful.

----------------------------------------------------------------------------------------------------------------------------
Cash-Basis and Renegotiated Loans                                                     Mar. 31,      Dec. 31,       Mar. 31,
(In Millions of Dollars)                                                                1998          1997           1997
----------------------------------------------------------------------------------------------------------------------------
Commercial Cash-Basis Loans
Collateral Dependent (at Lower of Cost or Collateral Value) (A)..............         $    242      $    258          $ 288
Other (B)....................................................................            1,102           806            641
                                                                                 -------------------------------------------
Total Commercial Cash-Basis Loans............................................           $1,344        $1,064           $929
----------------------------------------------------------------------------------------------------------------------------

Commercial Renegotiated Loans................................................              $61           $59           $296
----------------------------------------------------------------------------------------------------------------------------

Consumer Loans on which Accrual of Interest has been Suspended...............           $1,850        $1,849         $2,119
----------------------------------------------------------------------------------------------------------------------------

(A) A cash-basis loan is defined as collateral dependent when repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment, in which case the loans are written down to the lower of cost or collateral value.
(B) Includes foreign currency derivative contracts with a balance sheet credit exposure of $83 million and $59 million at March 31, 1998 and December 31, 1997, respectively, for which the recognition of revaluation gains has been suspended.


----------------------------------------------------------------------------------------------------------------------------
Other Real Estate Owned (OREO) and Assets Pending Disposition (A)                     Mar. 31,      Dec. 31,       Mar. 31,
(In Millions of Dollars)                                                                1998          1997           1997
----------------------------------------------------------------------------------------------------------------------------
Consumer OREO................................................................            $ 242         $ 263        $   408
Commercial OREO..............................................................              350           461            593
                                                                                 -------------------------------------------
Total........................................................................             $592          $724         $1,001
----------------------------------------------------------------------------------------------------------------------------

Assets Pending Disposition (B)...............................................             $103           $96           $174
----------------------------------------------------------------------------------------------------------------------------

(A) Carried at lower of cost or collateral value.
(B) Represents consumer residential mortgage loans that have a high probability of foreclosure.


----------------------------------------------------------------------------------------------------------------------------
Credit Loss Reserves                                                                   Mar.31,      Dec. 31,       Mar. 31,
(In Millions of Dollars)                                                                1998          1997           1997
----------------------------------------------------------------------------------------------------------------------------
Aggregate Allowance for Credit Losses:
Global Consumer..............................................................          $ 2,499       $ 2,487        $ 2,442
Global Corporate Banking (A).................................................            3,429         3,429          3,424
                                                                                 -------------------------------------------
Total Aggregate Allowance for Credit Losses..................................            5,928         5,916          5,866
Reserves for Securitization Activities (B)...................................               70            85             91
                                                                                 -------------------------------------------
Total Credit Loss Reserves...................................................           $5,998        $6,001         $5,957
----------------------------------------------------------------------------------------------------------------------------
Allowance As a Percent of Total Loans:
Global Consumer..............................................................            2.36%         2.30%          2.29%
Global Corporate Banking (C) ................................................            4.03%         4.38%          5.06%
Total........................................................................            3.09%         3.16%          3.34%
----------------------------------------------------------------------------------------------------------------------------

(A) Includes $50 million attributable to standby letters of credit and guarantees included in Other Liabilities and $50 million attributable to derivative and foreign exchange contracts reported as a deduction from Trading Account Assets.
(B)  Attributable to mortgage loans sold with recourse.
(C) Excludes allowance portion attributable to standby letters of credit and guarantees, and derivative and foreign exchange contracts.

----------------------------------------------------------------------------------------------------------------------------
Consolidated Average Balances                             1st Qtr.      4th Qtr.      3rd Qtr.      2nd Qtr.       1st Qtr.
(In Billions of Dollars)                                    1998          1997          1997          1997           1997
----------------------------------------------------------------------------------------------------------------------------
Loans:
Consumer..........................................           $ 106         $ 107         $ 108         $ 107          $ 106
Commercial........................................              77            73            69            67             62
                                                     -----------------------------------------------------------------------
Total Average Loans...............................            $183          $180          $177          $174           $168
----------------------------------------------------------------------------------------------------------------------------

Total Average Assets..............................            $313          $302          $299          $293           $285
----------------------------------------------------------------------------------------------------------------------------


(In Millions of Dollars)
-----------------------------------------------------
Common Stockholders' Equity.......................        $ 19,259      $ 18,952      $ 19,633      $ 18,933       $ 18,698
Preferred Equity..................................           1,752         1,903         1,903         1,903          2,049
                                                     -----------------------------------------------------------------------
Total Average Stockholders' Equity................         $21,011       $20,855       $21,536       $20,836        $20,747
----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
Capital and Other Items                                                                       First Quarter             %
                                                                                   ----------------------------
(In Billions of Dollars, Except Share Data)                                                 1998          1997       Change
----------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity Per Share...........................................          $44.01        $41.08            7
Closing Stock Price At Quarter End..............................................         $142.00       $108.25           31
Dividends Per Common Share  --  For the First Quarter...........................          $0.575        $0.525           10
Shares Outstanding (In Millions)................................................           451.5         459.5           (2)
Tier 1 Capital..................................................................           $21.3         $20.3            5
Total Capital (Tier 1 and 2) (A)................................................           $31.2         $29.3            6
Tier 1 Capital Ratio (A)........................................................            8.2%          8.4%            -
Total Capital Ratio (Tier 1 and 2) (A)..........................................           12.1%         12.1%            -
Common Equity as a Percentage of Total Assets...................................            6.0%          6.5%            -
Total Equity as a Percentage of Total Assets....................................            6.5%          7.2%            -
----------------------------------------------------------------------------------------------------------------------------

(A) 1998 estimated.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
        ------------------------------------------------------------------

        Exhibit No. 12(a)     Calculation of Ratio of Income to Fixed Charges.
        Exhibit No. 12(b)     Calculation of Ratio of Income to Fixed Charges
                              Including Preferred Stock Dividends.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         CITICORP
                                         (Registrant)



                                         By: /s/ Roger W. Trupin
                                            --------------------
                                                 Roger W. Trupin
                                                 Vice President and Controller


Dated: April 21, 1998